Exhibit 99.2

Rekor Systems, Inc. Announces Pricing of $65.3 Million Public Offering of Common Stock

Columbia, MD., February 5, 2021 - Rekor Systems, Inc. (NASDAQ: REKR) (“Rekor” or the “Company”), a Maryland-based company providing real-time roadway intelligence through AI-driven decisions, today announced the pricing of its previously announced underwritten public offering of 5,327,773 shares of common stock of the Company at a price to the public of $12.25 per share. Rekor expects to receive aggregate gross proceeds of approximately $65.3 million from the offering, prior to deducting underwriting discounts and commissions and offering expenses payable by the Company.

In addition, the Company has granted the underwriters of the offering a 30-day option to purchase up to 799,166 additional shares of common stock at the public offering price, less underwriting discounts and commissions. The offering is expected to close on or about February 9, 2021, subject to customary closing conditions.

B. Riley Securities, Inc. and Lake Street Capital Markets, LLC are acting as joint book-running managers and Northland Securities, Inc. is acting as co-manager for this offering.

The Company currently intends to use the net proceeds of this offering for general corporate purposes, which may include capital expenditures, working capital, and other corporate expenses. The Company may also use a portion of the net proceeds for acquisitions or strategic investments in complementary businesses, products, services or technologies, including companies that might benefit from the use of our technology.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on April 30, 2018. A preliminary prospectus supplement describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained, when available, from: B. Riley Securities, Inc., 1300 North 17th Street, Suite 1300, Arlington, VA 22209 Attention: Prospectus Department, Lake Street Capital Markets, LLC, Attention: Syndicate Department, 920 Second Avenue South, Suite 700, Minneapolis, Minnesota 55402, or by calling (612) 326-1305, or by emailing syndicate@lakestreetcm.com; or at the SEC’s website at http://www.sec.gov.

This press release is not an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Rekor Systems, Inc.

Rekor (Nasdaq: REKR) is a Maryland-based company providing real-time roadway intelligence through AI-driven decisions. Rekor bridges commercial and government sectors with actionable, real-time vehicle recognition data to enable informed decisions faster, and with greater outcomes. Rekor is transforming industries like Public Safety, Customer Experience, and Smart Cities in more than 70 countries across the globe with smarter, quicker, cost-competitive vehicle recognition solutions for security, revenue discovery and recovery, public safety, electronic toll collection, brand loyalty, parking operations, logistics, and traffic management. We use the power of artificial intelligence to analyze video streams and transform them into AI-driven decisions by our clients. Our machine learning software can turn most IP cameras into highly accurate and affordable vehicle recognition devices used to help protect lives, increase brand loyalty, and enhance operations and logistics, without the need to install expensive new infrastructure. We make what was once considered impossible, possible. To learn more please visit our website: https://rekor.ai.

Forward-Looking Statements

This press release includes statements concerning Rekor Systems, Inc. and its future expectations, plans and prospects that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” by the negative of these terms or by other similar expressions. You are cautioned that such statements are subject to many risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual circumstances, events or results may differ materially from those projected in the forward-looking statements, particularly as a result of various risks and other factors identified in our filings with the Securities and Exchange Commission. Important factors that could have such a result include a decline or weakness in general economic conditions, an outbreak of hostilities, the ongoing pandemic and responses thereto related to COVID-19, a decline or volatility in the securities markets or regulatory changes or other adverse developments with respect to the markets for the Company’s products and services or an inability to obtain adequate financing. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

Media Contact:

Emily Burdeshaw

REQ for Rekor Systems

rekor@req.co

Investor Contact:

Charles Degliomini

Rekor Systems, Inc.

ir@rekor.ai